JRECK SUBS GROUP, INC.

                              ARTICLES OF AMENDMENT

         JRECK SUBS GROUP, INC., a Colorado corporation having its principal office at 1291 South Lincoln Street, Denver, Colorado 80210, (hereinafter referred to as the "Corporation"), hereby certifies to the Secretary of State that:

         FIRST: The Articles of Incorporation are hereby amended by deleting therefrom in its entirety, Article 1 and by substituting in lieu thereof the following new Article 1:

                                    ARTICLE 1
                                      Name

         The name of the Corporation is ULTIMATE FRANCHISE SYSTEMS, INC.

         SECOND: The above amendment to the Articles of Incorporation was duly adopted by the shareholders of the Corporation pursuant to ss. 7-110-106 of the Colorado Business Corporation Act on May 16, 2000 to be effective May 16, 2000. The number of shares cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by the voting group.

         IN WITNESS WHEREOF, ULTIMATE FRANCHISE SYSTEMS, INC. has caused these presents to be signed in its name and on its behalf by its president on the 16th day of May, 2000, and its president acknowledges that these Articles of Amendment are the act and deed of ULTIMATE FRANCHISE SYSTEMS, INC. and, under penalty of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his/her knowledge, information and belief.


                                      ULTIMATE FRANCHISE SYSTEMS, INC.



                                      By: /s/ Christopher M. Swartz
                                          --------------------------------------
                                          Christopher M. Swartz, President & CEO



FILED - DONETTA DAVIDSON
COLORADO SECRETARY OF STATE
20001103578  M $40.00
SECRETARY OF STATE
05-23-2000  08:53:13